AD Code of Conduct

        There is increasing focus in many countries on the role played by major companies in society. Against this background and given the changes at Allied Domecq over the past eighteen months, it is timely for us to review our Code of Conduct first introduced in November 1995. Although changes have been made to the detail of this document, one thing remains unchanged—our strong commitment, within a framework of achieving superior returns for our shareholders, to carry out our business in compliance with the law and in accordance with high ethical standards.

        The Code of Conduct has been approved by the Board and applies to Allied Domecq employees throughout the world. While it is impossible to anticipate or provide for every situation that may arise, the Code is a brief statement of the standards of business conduct which should guide our everyday decisions. Where appropriate, individual business units are responsible for the establishment, communication and implementation of more detailed standards, policies and procedures. These should always be consistent with the philosophy set out in the Code of Conduct albeit they may take into account the local conditions where a business unit operates.

        Operating on a global basis, we will encounter laws which vary widely and which may conflict with one another. Local customs and practices with regard to business and social dealings will also vary from place to place. In countries where laws or common practices might indicate acceptance of standards of conduct lower than those to which Allied Domecq aspires, we should seek to always operate in a way consistent with the Code of Conduct.

        If you have any questions or concerns regarding compliance with the Code of Conduct, you should contact your line manager who will draw on members of the Legal or Human Resources Departments for support, if necessary.

Philip Bowman
Chief Executive

July 2001

Amendment to the AD Code of Conduct

        The UK's Anti-Terrorism, Crime and Security Act 2001 (the "Act") came into force on 14 February 2002.

        The Act makes important changes to the existing law relating to commercial bribery, and has effect beyond the territorial borders of the UK. In particular, it provides that it is a crime for UK nationals and companies (a) to engage in bribery outside as well as inside the UK; (b) to bribe foreign as well as domestic government officials and (c) to bribe individuals in the private as well as public sectors.

        Unlike the US Foreign Corrupt Practices Act, the UK legislation contains NO exception for "facilitating payments"—that is small gifts or payments made to government employees or officials to speed up or to secure services to which an entity is legally entitled. This means that, in circumstances where this Act applies, "facilitating payments" may also give rise to legal liability (including criminal sanctions).

        All UK nationals and anyone else taking payment decisions and acting directly in a transaction on behalf of a UK company (e.g. Allied Domecq Spirits & Wine Limited) shall take note of and ensure compliance with the Act. It represents a significant departure from the position as stated in the AD Code of Conduct which, by means of this notice, is consequently amended to reflect the above-stated position. Please print this notice and keep it with your Code of Conduct booklet.

        If you are in any doubt as to the meaning or application of the Act, please contact a member of the Legal Department.

Compliance with Laws and Industry Practices

        Allied Domecq and its employees are responsible for compliance with the laws, regulations and industry practices of the jurisdictions in which we operate.

Social Responsibility

        While Allied Domecq believes that most people drink sensibly, enjoyably and safely, we play an active part in ensuring that our consumers are aware of the benefits of moderate consumption and the risk to health and society from excess or inappropriate consumption. We take our responsibility to our consumers seriously and have clear policies for the advertising, marketing and promotion of our brands. Allied Domecq is a member of international organisations such as the Amsterdam Group (http://www.amsterdamgroup.org/) and the International Centre for Alcohol Policies (http://www.icap.org/), as well as of a number of national organisations such as The Century Council (http://www.centurycouncil.org/) in the United States, whose purpose is to fight alcohol abuse and to promote responsible consumption.

Health and Safety

        Allied Domecq is committed to ensuring the health, safety and welfare at work of all employees and others who come into contact with the Group. Safe working practices will be implemented and operations will be conducted to the highest standards of hygiene and cleanliness

Environment

        Allied Domecq is committed to minimising any adverse effects of its activities on the environment, to continuing to improve our environmental performance and to reporting publicly on our progress. At a minimum, we expect full compliance with all relevant laws, regulations, codes of practice and standards.

        For further information, refer to the Group's Environmental Performance report.

Our Relationships with Each Other

        One of the strengths of Allied Domecq is the diversity of men and women of many nationalities and backgrounds working together to achieve the Group's objectives. Allied Domecq follows and encourages fair and non-discriminatory employment practices worldwide, and offers equal opportunities to all employees without regard to race, colour, age, sex, religion or national origin, and with a strong commitment to training to provide all employees with appropriate skills and to develop their potential. All of us must work and relate with each other in a professional manner on the basis of mutual respect, trust and individual dignity. We must avoid actions and words that would be hostile, improper or offensive in the individual circumstances of a particular situation.

Communication and Personal Data

        We will communicate information promptly and effectively to employees on matters of concern to them, and will involve and consult employees as closely as possible with regard to the activities and the performance of the Group. Records will be maintained with appropriate openness, but personal and medical information will be treated as confidential unless disclosure is authorised by the individual concerned.

Conflicts of Interest

        We must avoid situations, which involve, or could appear to involve, conflicts between our personal interests and the interests of Allied Domecq. All Allied Domecq assets, such as equipment, financial assets and confidential information, must be used for proper business purposes in accordance with appropriate procedures. While there are many examples of such situations, the following are of particular importance:

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  We should not accept for our personal benefit any gift (including cash, loans, excessive entertainment or other substantial favours) that could reasonably be deemed to be an inducement from anyone doing business or seeking to do business with the group.

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  Relationships between Allied Domecq and any business in which we or members of our immediate families have an active interest must be avoided. We may not serve as a director, officer, employee, agent or consultant of, or acquire an interest in, a company doing business with or competing with Allied Domecq (unless the interest is less than five percent of the publicly traded securities of that company).

Confidentiality and Information Security

        Many of us have access to confidential information owned by Allied Domecq. All of us have an ethical and moral obligation to protect and to maintain the confidentiality and security of such proprietary information whether in physical or electronic form. Unintended disclosure can be just as harmful as intended disclosure. We must therefore be careful to avoid accidental disclosure through such things as imprudent conversations and careless handling of computers, information technology (such as e-mail) and software.

        For further information, refer to the Group's Information Security Policy.

Customers

        Allied Domecq aims to develop and maintain profitable and lasting relationships with customers by providing products and services that offer good value and consistent high quality, reliability and safety.

Competition

        Allied Domecq competes aggressively but fairly in the marketplace. We do not obtain or maintain business through illegal conduct or practices of unfair competition. No agreement or understanding may be made with competitors to fix or control prices, to allocate products, markets or territories, to refrain from or limit the manufacture, sale or production of any product, or in any other way to restrict full and fair competition. Whenever we are involved in trade association activities or in other situations where there is communication among competitors, customers or suppliers, we must be especially alert to ethical and legal requirements. With all competitor contacts, we must be aware of the possible appearance of our actions. For further information, refer to the Competition Law Compliance Policy applicable in your country or region.

Share Dealing

        We must not buy or sell Allied Domecq shares while in possession of material non-public information (commonly referred to as "inside information") relating to Allied Domecq. Any information which could reasonably affect the price of the shares of a company is material information, and information is considered "public" only if it has been effectively disclosed in a manner sufficient to assure its availability to the investing public. All employees who deal with price sensitive information as part of their jobs are bound by the Allied Domecq Share Dealing Rules and must comply with the Allied Domecq Guide to Share Dealing.

Improper Payments

        We compete solely on the quality of Allied Domecq products and services. Bribery in any form is prohibited. We must not make any direct or indirect payment to any government official or other person improperly to obtain, retain or conduct business, or for any other improper purpose. However, in those countries where it is a necessary and normal business practice, it is acceptable to make modest "facilitating payments" to government officials or employees to expedite the performance of legitimate, non-discretionary services to which Allied Domecq is legally entitled, such as customs clearance. Any contribution of a political nature will only be made where permitted by law.

Trade Controls

        We comply strictly with all applicable trade control laws and regulations in every jurisdiction in which Allied Domecq conducts business, as well as with all applicable laws addressing involvement in cross-border trading, smuggling and related activities.

Financial Reporting and Fraud

        All reporting of financial information must be accurate, honest and timely, and must be properly accounted for in the appropriate books and records of Allied Domecq. We must not for any reason make any false entries in the books or records of Allied Domecq, or in any report for reimbursement of expenses. Payments will only be made if supported by the required documentation and accompanied by the appropriate authorisation. It is the responsibility of all of us to report promptly any suspicions we may have about the existence of activities related to the business of Allied Domecq that are potentially fraudulent, to our line manager or finance director or to audit services. For further information, refer to the Group Fraud Policy.

Software

        Allied Domecq respects copyright laws and observes the terms and conditions of software licence agreements. All software should be properly licensed. The unauthorised copying of software or distribution of copyrighted material is strictly prohibited.

Information Technology Records and Privacy

        Allied Domecq IT tools (computers, software, intranet, e-mail system, access to the Internet, etc.) are provided for business purposes, although limited personal use is permitted. Electronic records (e-mail messages, computer files, etc.) produced using Allied Domecq tools are Allied Domecq property. We should have no expectation that any information we transmit or receive over Allied Domecq facilities or stored on Allied Domecq computers is or will remain private, and Allied Domecq reserves the right to review these records to the fullest extent permitted by law.

Violations and Enforcement

        Any Allied Domecq employee who violates these standards will be subject to disciplinary action up to and including dismissal. Civil and criminal penalties are also possible under laws of various countries. Any violations or suspected violations should be reported to your line manager or to a member of the Legal Department. No person reporting a suspected violation will be subject to retaliation provided the report is made in good faith. All reported violations will be promptly investigated. If the investigation indicates that a violation has occurred, Allied Domecq will take whatever action is required to rectify the problem and to prevent its recurrence.